Exhibit 10.9

Surrender of Shares and
Amendment No. 1 to the
Securities Subscription Agreement

This Surrender of Shares and Amendment No. 1 to the Securities Subscription Agreement, dated November 22, 2021 (this “Agreement”), is made by and between Jackson Acquisition Company, a Delaware corporation (the “Company”), and RJ Healthcare SPAC, LLC, a Delaware limited liability company (the “Subscriber”).

WHEREAS, the Company and the Subscriber have entered into that certain Securities Subscription Agreement, dated March 8, 2021 (the “Subscription Agreement”), pursuant to which the Subscriber subscribed for an aggregate of 8,625,000 shares of Class B common stock, par value $0.0001 per share of the Company (“Class B Shares”), for an aggregate purchase price of $25,000 and up to 1,125,000 of such Class B Shares are subject to complete or partial forfeiture by the Subscriber if the underwriter of the Company’s initial public offering (the “IPO”) does not fully exercise its over-allotment option as described therein;

WHEREAS, in March 2021, the Subscriber transferred 50,000 Class B Shares to David A. Perdue, Jr., 25,000 Class B Shares to each of Marilyn B. Tavenner and Carlos A. Migoya, and 15,000 Class B Shares to Douglas B. Kline;

WHEREAS, the Subscriber desires to surrender for no consideration 2,875,000 Class B Shares, resulting in an aggregate of 5,750,000 Class B Shares outstanding and reducing the number of Class B Shares held by the Subscriber to 5,635,000 (after taking into account its previous transfer of an aggregate of 115,000 Class B Shares), up to 750,000 of which are subject to complete or partial forfeiture by the Subscriber if the underwriter of the Company’s IPO does not fully exercise its over-allotment option as described in the Subscription Agreement;

WHEREAS, as a result of such surrender, the per-share purchase price for the Class B Shares will increase from approximately $0.003 per share to approximately $0.004 per share; and

WHEREAS, the Company and the Subscriber desire to amend the Subscription Agreement to modify the number of Class B Shares subject to forfeiture in connection with the IPO and the Subscriber desires to provide an irrevocable notice of surrender of 2,875,000 Class B Shares to the Company.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.          Surrender of Shares.

(a)          The Subscriber hereby irrevocably surrenders to the Company for no consideration 2,875,000 Class B Shares and agrees that the Subscriber (together with any successor in interest) shall no longer have any rights as a holder of such surrendered Class B Shares, and the Company shall take such action as is appropriate to cancel such surrendered Class B Shares.

(b) The Subscriber confirms that the Company has not, as at the date of this letter, issued any share certificates to it.

2.          Amendment to Subscription Agreement. Section 3.1 of the Subscription Agreement is hereby deleted in its entirety and replaced with a new Section 3.1 to read as follows:

“3.1. Partial or No Exercise of the Over-allotment Option. In the event the Over-allotment Option granted to the underwriter of the IPO is not exercised in full, the Subscriber acknowledges and agrees that it (or, if applicable, it and any transferees of Shares) shall forfeit any and all rights to such number of Shares (up to an aggregate of 750,000 Shares and pro rata based upon the percentage of the Over-allotment Option exercised) such that immediately following such forfeiture, the Subscriber (together with all other holders of Shares) will own an aggregate number of Shares (not including Shares issuable upon exercise of any warrants or any shares of Common Stock purchased by the Subscriber in the IPO, in a private placement in connection with the IPO, or in the aftermarket) equal to 20% of the issued and outstanding shares of Common Stock immediately following the IPO. The Subscriber confirms that it has previously transferred a total of 115,000 Shares to an officer and certain directors of the Company. The Subscriber and the Company agree that, anything herein to the contrary notwithstanding, any forfeiture of Shares pursuant to the foregoing provisions of this Section 3.1 shall not be applicable with respect to any such 115,000 Shares that were previously transferred by Subscriber as aforesaid but that any such forfeiture shall apply solely to Shares owned by the Subscriber (or, if applicable, it and any subsequent transferee of Shares).”

3.          Agreement Remains Effective. Except as modified herein or amended hereby, the terms and conditions contained in the Subscription Agreement shall continue in full force and effect.

4.          Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of New York applicable to contracts wholly performed within the borders of such state, without giving effect to the conflict of law principles thereof.

5.          Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

6.          Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

JACKSON ACQUISITION COMPANY

By:	/s/ Richard L. Jackson
Name:	Richard L. Jackson
Title:	Chief Executive Officer, Treasurer and Secretary

RJ HEALTHCARE SPAC, LLC

By:	/s/ Richard L. Jackson
Name:	Richard L. Jackson
Title:	Managing Member